Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-98715, 33-34753, 33-53385, 333-77601, 333-38224, 333-59814, 333-101005, 333-120245, 333-127103 and 333-157518) and Form S-3 (File No. 333-168464) of Teleflex Incorporated of our report dated February 24, 2011, except with respect to Note 17 and the first and second paragraphs of the Discontinued Operations section described in Note 18 to the consolidated financial statements, as to which the date is June 1, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 1, 2011